The Bank of Nova Scotia, acting through its Houston Branch
Amended and Restated Lending Services Agreement

AMENDED AND RESTATED LENDING SERVICES AGREEMENT dated as of February 24, 2017 (the “Agreement”) between TRUST FOR ADVISED PORTFOLIOS, a trust established under the laws of the State of Delaware with its principal place of business at 615 E. Michigan Street, Milwaukee, Wisconsin 53202 on behalf of its series Miller Opportunity Trust (the “Customer”) and THE BANK OF NOVA SCOTIA, ACTING THROUGH ITS HOUSTON BRANCH (“Scotia”).

WHEREAS, Scotia and Legg Mason Investment Trust, a trust established under the laws of the State of Maryland, on behalf of its series Legg Mason Opportunity Trust (the "Original Customer") were parties to that certain Lending Services Agreement dated as of December 18, 2014 (as amended and in effect from time to time, the "Original Agreement");

WHEREAS, Customer and Original Customer are parties to that certain Agreement and Plan of Reorganization for the LMOT Target Fund dated as of November 21, 2016 (as amended, restated, modified and/or supplemented from time to time, the "Plan of Reorganization") pursuant to which, on the date hereof, the Original Customer sold, assigned, conveyed, transferred and delivered all of the Target Fund's Assets (as such term is defined in the Plan of Reorganization) to the Customer and the Customer, in exchange therefore, on the date hereof has delivered to the Original Customer certain Acquiring Fund Shares (as such term is defined in the Plan of Reorganization) and assumed all Liabilities (as such term is defined in the Plan of Reorganization) of the Original Customer, on the Closing Date (as such term is defined in the Plan of Reorganization), which Closing Date has occurred, and the Original Customer's rights, title, interests and obligations under and in respect of the Original Agreement were assumed by the Customer in connection with the reorganization contemplated by the Plan of Reorganization (the "Reorganization"); and

WHEREAS, in connection with Reorganization, and as further evidenced by that certain Novation Agreement dated as of the date hereof among the Original Customer, the Customer and Scotia (the "Novation Agreement"), the Customer assumed all of the Original Customer's rights, title, interest and obligations under and in respect of the Original Agreement and became the "Customer" under such Original Agreement;

WHEREAS, the Customer has requested Scotia to continue to provide to it one or more margin accounts (the “Accounts”) and financing services and Scotia has agreed to do so, and, pursuant to the terms of the Novation Agreement, the Customer has agreed to, on the Novation Date (as such term is defined in the Novation Agreement), restate the Original Agreement;

NOW, THEREFORE, the Customer and Scotia each agree that on and as of the date hereof, which is the Novation Date as defined in the Novation Agreement, the Original Agreement is hereby amended and restated in its entirety and shall remain in full force and effect only as expressly set forth herein and in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1.	Definitions.

(a)	“Act” means the Investment Company Act of 1940, including the rules and regulations promulgated hereunder, as amended, or revised from time to time.

(b)
“Bankruptcy Event” means that a party: (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation; (v) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (vii) has a secured party take possession of all or substantially all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within fifteen days thereafter; (viii) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in sub-clauses (i) to (vii), inclusive, hereof; or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

(c)	“Business Day” means any day on which regular trading occurs on the New York Stock Exchange.

(d)
“Collateral” means (i) any account maintained for Customer by or with any Scotia Entity (including, without limitation, the Collateral  Accounts (as defined in the Control Agreement dated as of the date hereof (the “Control Agreement”) among Scotia, Customer and U.S. Bank, N.A. (the “Custodian”)); (ii) all property now or hereafter credited to or held in any such account or otherwise held, or carried by or through, or subject to the control of any Scotia Entity or agent thereof, including all margin, Securities, Securities Accounts, monies, Commodity Contracts, Commodity Accounts, and Investment Property (including all Financial Assets and Instruments) whether fully paid or otherwise; (iii) any property of Customer in which any of the Scotia Entities is granted a security interest under any Contract with any Scotia Entity or otherwise (however held); (iv) all rights of Customer in any Obligation of any Scotia Entity; (v) all rights of Customer in any Contract with any Scotia Entity; (vi) all rights of Customer in any unsettled Transactions; and (vii) all Proceeds of or distributions on any of the foregoing.  The description of any property that is Collateral contained in any Contract with any Scotia Entity is incorporated into this Agreement as if fully set forth herein and constitutes Collateral hereunder.  Each item of property, including Investment Property, a Security, a general intangible, contract rights, an Investment, and cash, held in or credited to any Securities Account at a Securities Intermediary shall be treated as a Financial Asset.

(e)
“Contract” means this Agreement, the Committed Lending Agreement, the Control Agreement, as well as any Transaction entered into under this Agreement, the Control Agreement and the Committed Lending Agreement.

(f)
“NYUCC” means the Uniform Commercial Code as adopted in the State of New York as in effect from time to time.  The following terms used in this Agreement shall have the same meanings herein as set forth in the NYUCC:  “Commodity Account,” “Commodity Contract,” “Commodity Intermediary,” “Entitlement Order,” “Financial Asset,” “Instrument,” “Investment Property,” “Proceeds,” “Securities,” “Securities Account,” “Securities Entitlement,” and “Securities Intermediary.”

(g)
“Obligation” means each of Customer’s obligations or liabilities to Scotia, arising at any time and from time to time under or pursuant to any and all Contracts (including but not limited to obligations to deliver margin, collateral or other assets or property (howsoever described) under or pursuant to any such Contract), whether now existing or hereafter arising, whether or not mature or contingent.

(h)
“Regulatory Authorities” means any relevant banking authority, securities commission, exchange, market, clearing corporation or similar agency having authority over Scotia, Customer, any Transaction or any securities relating thereto, as the case may be.

(i)
“Scotia Entities” means Scotia and each trust, limited liability company, corporation, partnership, and any other entity that owns Scotia, directly or indirectly, or is owned directly or indirectly by Scotia, or which controls,  is controlled by or is under common control with Scotia, whether such entity exists as of the date hereof or is later created or acquired.

(j)
“Transactions” means all actions, agreements, promises of performance, transactions, or extension or maintenance of credit relating to the execution, clearance, settlement of transactions in or maintenance of accounts for the purpose of carrying, custodying, or financing positions in, securities, loans (including whole mortgage loans and bank debt), currencies, commodities, or derivatives, in each case, for Customer by any Scotia Entity and all transactions in which any Scotia Entity provides clearing, fixed income clearing, custody, or settlement services to or for Customer (including as prime broker in connection with prime broker transactions or fixed income clearing transactions, or in connection with any give-up, free delivery, or unsettled transaction, or when acting as a clearance and/or settlement agent in any clearing system, market, or exchange, domestic or international) or transactions in, or the custody of, cash made in connection with, or in contemplation of, any of the foregoing.

2.
Margin Requirements.  The provisions of this Section 2 shall apply except to the extent any such provisions contravene the Amended and Restated Committed Lending Agreement dated as of the date hereof between Scotia and Customer (the “Committed Lending Agreement”) and such Committed Lending Agreement has not been terminated or the commitment therein has not expired.  Customer will at all times maintain in, and upon written or oral demand furnish to, the Accounts, or otherwise provide to the Scotia Entities in a manner satisfactory to the Scotia Entities, assets of the types and in the amounts required by the Scotia Entities in light of outstanding Contracts with Scotia Entities.  Immediately upon written or oral demand in accordance with this Agreement by Scotia, Customer shall pay to Scotia in immediately available U.S. funds any principal balance of, accrued unpaid interest on, and any other Obligation due and owing in respect of, any Account or Contract.

3.	Security Interest.

(a)
Grant of Security Interest.  As security and margin for the payment and performance of each of Customer’s Obligations to each Scotia Entity, Customer grants to Scotia a continuing security interest in and lien upon and assigns to Scotia all of Customer’s rights, title, and interests in Collateral, irrespective of which of the Scotia Entities maintains or carries Collateral or has made advances in connection with the Collateral or is owed amounts under applicable Contracts with such Scotia Entities and irrespective of the number of accounts Customer may have with any Scotia Entities.  As between Scotia Entities, Scotia shall have a first priority interest and shall have priority over other Scotia Entities as to collateral held in a Customer account at Scotia, including, for the avoidance of doubt, any Collateral recorded in a Scotia cash, margin or good faith account. Without limiting the preceding sentence, all Collateral pledged by Customer in connection with a particular Contract shall secure first the Obligations to the Scotia Entities under that Contract and second the Obligations to the Scotia Entities under all other Contracts.

(b)
Collateral for All of Customer’s Obligations.  Notwithstanding any provision to the contrary contained in any Contract, all Collateral pledged by Customer to a Scotia Entity, whether under this Agreement or any other Contract with a Scotia Entity, shall be and shall constitute, to the fullest extent of any rights Customer has in such assets, Collateral pledged by Customer under and in connection with this Agreement and each other Contract with a Scotia Entity, to margin and secure Customer’s Obligations under this Agreement and each Contract with a Scotia Entity, and each Contract, whenever entered into, shall be deemed amended accordingly.  Each Scotia Entity shall, without Customer’s further consent, comply with any orders or instructions of each other Scotia Entity with respect to Collateral, including (i) any Entitlement Orders or other instructions, including to transfer to a Scotia Entity or other person or to redeem any Collateral; and (ii) if the Scotia Entity is a Commodity Intermediary, any instructions to such Scotia Entity to apply any value distributed on account of a Commodity Contract as directed by each other Scotia Entity.  All Collateral is held or controlled as Collateral by each Scotia Entity both for itself as a secured party and as agent and bailee of each other Scotia Entity, and each Scotia Entity acknowledges that it is so acting and that it is on notice of the security interest Customer has granted to each other Scotia Entity.

(c)
Certain Rights with Respect to Collateral.  Each Scotia Entity is authorized, at any time and without notice to Customer, to use, credit, apply, or transfer Collateral held or maintained by such Scotia Entity to any other Scotia Entity to which Customer has an Obligation (including under a Master Repurchase Agreement, in which event such transferred Collateral shall become Additional Purchased Securities or Margin Securities, as the case may be, as defined in the applicable Master Repurchase Agreement).  Each Scotia Entity has the right not to comply with (i) any Entitlement Order or other instruction originated by Customer or a third party that would require a Scotia Entity to make a delivery of Collateral to Customer or any other person; and (ii) any instruction from Customer to apply any value on account of any Commodity Contract (whether such value is distributable or not), in each case to the extent that delivery of such Collateral would result in Customer’s Collateral being less than the amount required, in the Scotia Entity’s discretion, to secure any remaining Obligations of Customer.  Customer agrees that the actions of a Scotia Entity in not complying with Customer’s instructions as allowed in this Section 3(c) satisfy any duties any Scotia Entity may have as a Securities Intermediary or Commodity Intermediary.

(d)	Covenants in Respect of Collateral. Customer covenants that with respect to Collateral and the delivery of Collateral:

(i)
Customer will take such action as is necessary to cooperate with the Scotia Entities to perfect or preserve each of their first priority security interest, legal or equitable charge or other mortgage or assignment of the Collateral;

(ii)	Customer irrevocably appoints each Scotia Entity to be Customer’s attorney-in-fact and Customer’s agent (with full powers of substitution and delegation) to:

(A)
act in Customer’s name and on Customer’s behalf and as Customer’s act and deed or otherwise under a power coupled with an interest to do any act whatsoever required to be done under this Agreement as fully as Customer may do personally, including actions required to execute, sign, seal, deliver, lodge and file any documents which such Scotia Entity may require for perfecting or preserving its first priority security interest, legal or equitable charge, or other mortgage or assignment in the Collateral, including financing statements or register notations; and

(B)
do all such acts and things as may be required for the full exercise of the powers conferred, including upon the occurrence of an Event of Default, executing and filing such documents as are appropriate to effect any sale, lease, liquidation, disposition, realization, receipt of such Collateral, vesting the Collateral in the Scotia Entity or the enforcement of any of the Scotia Entity’s rights hereunder; and

(iii)
on request, Customer will ratify and confirm any deed, document, act, and thing and all transactions that any such attorney-in-fact or agent may do which falls under the scope of this power of attorney.

4.	Reserved.

5.
General Obligations. Customer agrees to pay and perform all of its Obligations in accordance with their terms, including in connection with any acceleration thereof.  Notwithstanding anything herein to the contrary, Customer shall remain liable for all Obligations until the same have been fully performed.

Customer agrees to timely provide any security, commodity, other financial product, or money required for the timely completion of any transaction executed, settled, or cleared through any Scotia Entity.

6.
Applicable Law.  This Agreement and all services rendered and all transactions effected or entered into hereunder are subject to and shall be conducted in accordance with all applicable laws, rules and regulations of governmental authorities, self-regulatory organizations, markets, exchanges, and clearing facilities all written customs of markets, exchanges, and clearing facilities as from time to time in effect (hereinafter “Applicable Law”).

7.	Reserved.

8.	Reserved.

9.	Taxes.

(a)
Withholding Tax.  Except as required by Applicable Law, each payment by Customer and all deliveries of margin or Collateral under this Agreement shall be made, and the value of any margin or Collateral shall be calculated, without withholding or deducting any Taxes.  Except for Excluded Taxes, if any Taxes are required to be withheld or deducted, Customer shall pay such additional amounts as necessary to ensure that the actual net amount received by the Scotia Entities is equal to the amount that the Scotia Entities would have received had no such withholding or deduction been required.  Customer will provide the Scotia Entities with any forms or documentation reasonably requested by the Scotia Entities in order to reduce or eliminate withholding tax on payments made to Customer with respect to this Agreement.  The Scotia Entities are hereby authorized to withhold Taxes from any payment in delivery made under this Agreement and remit such Taxes to the relevant taxing authorities to the extent required by Applicable Law.

“Taxes” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

“Excluded Taxes” means any of the following taxes imposed on or with respect to any of the Scotia Entities or required to be withheld or deducted from a payment to any of the Scotia Entities, (a) taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, (b) taxes attributable to such Scotia Entity’s failure to provide Customer with the forms necessary to reduce or avoid withholding, and (c) tax imposed under Sections 1471 through 1474 of the Internal Revenue Code, any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

(b)
Qualified Dividends.  Customer acknowledges that, with respect to the reduced U.S. federal income tax rate that applies to dividends received from U.S. corporations and certain foreign corporations by individuals who are citizens or residents of the United States, (i) the individual must satisfy applicable holding period requirements in order to be eligible for the reduced tax rate; (ii) the reduced tax rate does not apply to substitute or “in lieu of” dividend payments paid to shareholders by broker-dealers under margin or securities lending arrangements under which the broker-dealers have borrowed securities from investors on the relevant dividend record date; and (iii) the reduced tax rate may not apply to dividends received from certain corporations, including money market funds, bond mutual funds, and Real Estate Investment Trusts.  Customer further acknowledges that although Customer may receive from Scotia a Form 1099-DIV indicating which dividends may qualify for the reduced tax rate, as required by applicable rules, Customer is responsible for determining which dividends qualify for the reduced tax rate based on Customer’s own tax situation.

10.
Representations and Warranties.  Customer hereby represents and warrants to each of the Scotia Entities (which representations will be deemed to be repeated on each date on which any Obligation is outstanding) that:

(a)	it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, is in good standing;

(b)
Customer’s jurisdiction of organization, type of organization, place of business (if it has only one place of business) or chief executive office (if it has more than one place of business), and organizational identification number are, in each case, as set forth in Section 17 hereof or as shall have been notified to Scotia in accordance with Section 17 not less than 30 days prior to any change of such information;

(c)
it has the power and is duly authorized to execute this Agreement and any other documentation relating to this Agreement to which it is or may be a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and has taken all necessary action to authorize such execution, delivery and performance;

(d)
such execution, delivery and performance do not violate or conflict with any Applicable Law, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(e)
to the best knowledge of Customer, there are and have been no legal or governmental proceedings, pending or threatened  which relate to (a) felonies, (b) fraud or willful misconduct, or (c) activities related to the conduct of Customer’s business to which Customer, Customer’s investment adviser, or any of Customer’s or Customer’s investment adviser’s principals, directors (provided such director is an “interested persons” of Customer or Customer’s investment adviser within the meaning of Section 2(a)(19) of the Act), or senior employees are a party, or to which any of the material properties or assets of Customer are subject;

(f)
Customer has obtained all governmental and other consents that are required to have been obtained, and such consents are in full force and effect, (i) for the due execution, delivery, and performance by Customer of this Agreement [or any other Contract]; and (ii) for the exercise by any of the Scotia Entities of the rights or remedies provided for in this Agreement, including rights and remedies in respect of the Collateral. For the avoidance of doubt, it shall not be a breach of this representation if consent, authorization or other action is required of or with respect to a Scotia Entity;

(g)	each Transaction will be subject to, and Customer will abide by, Applicable Law;

(h)
its Obligations constitute legal, valid and binding obligations, enforceable against Customer in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law));

(i)	no Event of Default, as defined below, with respect to it has occurred, [and no such event or circumstance would occur as a result of its entering into this Agreement or performing its Obligations;

(j)
all applicable information that is furnished in writing by it or on its behalf to the Scotia Entities is, as of the date of the information, true, accurate and complete in all material respects, and Customer agrees to notify the relevant Scotia Entity promptly in writing in the event of (i) discovering a material inaccuracy in any such information; or (ii) a material adverse change  with respect to any corresponding information for later  reporting periods;

(k)
without limiting the generality of the foregoing, Customer’s financial statements or similar documents previously or hereafter provided to any Scotia Entity (i) do or will fairly present the financial condition of Customer as of the date of such financial statements and the results of its operations for the period for which such financial statements are applicable; (ii) have been prepared in accordance with applicable generally accepted accounting principles; (iii) if audited, have been certified without reservation by a firm of independent public accountants; and (iv) are accurate and complete;

(l)
Customer is the lawful owner of all Collateral, free and clear of all liens, claims, encumbrances and transfer restrictions, except such as are created under this Agreement and other liens in favor of one or more Scotia Entities, and Customer will not cause or allow any of the Collateral, whether now owned or hereafter acquired, to be or become subject to any liens, security interests, mortgages or encumbrances of any nature other than those in favor of the Scotia Entities;

(m)
no person (other than Customer or any Scotia Entity) has an interest in any Account or any other accounts of Customer with any of the Scotia Entities, any Collateral or other assets or property held therein or credited thereto, or any other Collateral;

(n)
to the best of Customer’s knowledge, none of Customer, any person controlling or controlled by Customer, any person having a beneficial interest in Customer, or any person for whom Customer acts as agent or nominee in connection herewith is: (i) an individual or entity, country or territory, that is named on a list issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or an individual or entity that resides, is organized or chartered, or has a place of business, in a country or territory subject to OFAC’s various sanctions/embargo programs; (ii) a resident in, or organized or chartered under the laws of (A) a jurisdiction that has been designated by the Secretary of the Treasury under the USA PATRIOT Act as warranting special measures and/or as being of primary money laundering concern, or (B) a jurisdiction that has been designated as non-cooperative with international anti-money laundering principles by a multinational or inter-governmental group such as the Financial Action Task Force on Money Laundering of which the United States is a member; (iii) a financial institution that has been designated by the Secretary of the Treasury as warranting special measures and/or as being of primary money laundering concern; (iv) a “senior foreign political figure,” or any “immediate family” member or “close associate” of a senior foreign political figure, in each case within the meaning of Section 5318(i) of Title 31 of the United States Code or regulations issued thereunder; or (v) a prohibited “foreign shell bank” as defined in Section 5318(j) of Title 31 of the United States Code or regulations issued thereunder, or a U.S. financial institution that has established, maintains, administers or manages an account in the U.S. for, or on behalf of, a prohibited “foreign shell bank”;

(o)
Customer does not presently, directly or indirectly, engage in and will not engage in any transactions and does not and will not cause any person to engage in any transactions, that would constitute, for any party to such transactions, a violation of Rule 22c-1 of the Investment Company Act[or (ii) analogous Applicable Law of a non U.S. jurisdiction the Customer is subject to relating to the timing of purchases, sales and exchanges of non-U.S. mutual funds, non-U.S. unit trusts or analogous non-U.S. investment vehicles; and

(p)
the assets of Customer do not constitute the assets of an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or a “plan” within the meaning of and subject to Section 4975(e)(i) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”)  or a plan subject to any law or regulation similar thereto. Customer will promptly notify the Scotia Entities in the event the foregoing representation is or will become untrue or incorrect.

11.	Covenants. Customer hereby covenants and agrees with Scotia that, so long as Customer has or may have any Obligations under this Agreement:

(a)	it will abide by the prevailing, rules, regulations, and policies of the Regulatory Authorities, as defined herein;

(b)
it will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement and will use all reasonable efforts to obtain any that may become necessary in future; and

(c)	it will comply with Applicable Law.

12.	Events of Default. The occurrence at any time with respect to Customer of any of the following events constitutes an event of default (“Event of Default”) under this Agreement:

(a)
Customer fails to make any payment (including, but not limited to, a delivery of margin or repayment of a loan) when due (after giving effect to any notice requirement or grace period applicable thereto) in connection with any Obligation, this Agreement, or any other Contract with a Scotia Entity;

(b)
Customer  breaches, repudiates, or defaults (however denominated) under or in connection with any Obligation under any Contract in a manner that (i) is not captured by subsection (a) above and (ii) such breach, repudiation or default is not cured within five (5) Business Days after notice of such breach, repudiation or default;

(c)
a default, event of default, termination event or similar condition or event (however described and not captured in (a) or (b) above) in respect of Customer under or in connection with any obligation under an agreement or transaction with a Scotia Entity or any affiliate of a Scotia Entity, and the applicable Scotia Entity has declared Customer in default (however denominated) under the relevant agreement or transaction, and exercised its right to terminate such agreement or transaction;

(d)
a representation made or repeated or deemed to have been made or repeated by Customer in this Agreement proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated; or

(e)	a Bankruptcy Event, as defined herein, occurs with respect to Customer.

13.
Rights and Remedies upon the occurrence of an Event of Default. In the event that an Event of Default has occurred, then, in addition to any other right or remedy to which Scotia is entitled, the Scotia Entities may, subject to using good faith efforts to provide notice to Customer to the extent practicable (the failure of which shall not prejudice Scotia’s rights to take action under this Section 13):

(a)	prevent the withdrawal of the cash and securities then in any or all of the Accounts and withdraw the provision of financing services hereunder;

(b)	terminate, liquidate, and accelerate any and all Contracts with any Scotia Entity;

(c)	exercise any right under any security relating to any Contract with any Scotia Entity;

(d)	net or set off payments which may arise under any Contract with any Scotia Entity or other agreement or under Applicable Law;

(e)	sell, apply, or collect on any or all of the Collateral (either jointly or with others);

(f)	exercise any rights and remedies available to a secured creditor under any Applicable Law or under the NYUCC (whether or not the NYUCC is otherwise applicable in the relevant jurisdiction);

(g)
sell, contract to sell, otherwise dispose of, or value any or all of the securities or other property in the Accounts or in any other account of Customer with any Scotia Entity on behalf of Customer whereupon such Scotia Entity’s obligation with respect to those securities or property will be an obligation to pay to Customer an amount equal to the excess of any net proceeds of the sale or disposition, or the excess of the value of the securities or other property, over Customer’s Obligations;

(h)
purchase or borrow any securities or other property necessary to cover any short sales or any other sales made on Customer’s behalf in respect of which delivery of securities or other property in an acceptable form has not already been effected by a Scotia Entity on Customer’s behalf, in which case all costs, expenses and losses arising as a result thereof will be debited from the Account and will be the responsibility of Customer;

(i)	cancel any outstanding orders in respect to the Account; and

(j)	exercise any other set-off rights available to a Scotia Entity pursuant to the provisions of this Agreement or any other agreement to which Customer is a party.

Any such sales or purchases for any of the Accounts may be made upon any exchange or market or at a public or private sale upon such terms and in such manner as a Scotia Entity deems advisable.  If demand is made or a Scotia Entity gives notice to Customer, it shall not constitute a waiver of any of the Scotia Entities’ rights to act hereunder without demand or notice.  Any and all expenses (including any legal expenses) reasonably incurred by any Scotia Entity in connection with exercising any right pursuant to this Section may be charged to the Accounts. In exercising any right pursuant to this Section, the Scotia Entities will act in a commercially reasonable manner as such term is used in NYUCC Section 9-610(b), to the extent applicable.

Customer agrees and acknowledges that it shall remain liable to the Scotia Entities for any Obligations remaining following the exercise by any Scotia Entity of any or all of the foregoing rights and that the rights which the Scotia Entities are entitled to exercise pursuant to this section are reasonable and necessary for their protection having regard for the nature of the securities markets, including, in particular, their volatility.

Customer further acknowledges that, although Scotia Entities have undertaken to use good faith efforts to provide notice to Customer to the extent practicable,  Customer may not receive prior notice of any sale of the securities, except such notice as may be required by Applicable Law that cannot be waived. In exercising any right pursuant to this Section, the Scotia Entities will act in a commercially reasonable manner as such term is used in NYUCC Section 9-610(b), to the extent applicable.

For greater clarity, such rights of the Scotia Entities may be exercised separately, successively or concurrently.  The Scotia Entities will not be required by this Agreement to exercise any such rights nor will they be required to exercise any right prior to exercising any other right.  The failure to exercise any or all of such rights or the granting of any indulgence will not in any way limit, restrict or prevent the Scotia Entities from exercising such rights at any subsequent time and will not limit, reduce or discharge any Obligations or part thereof until such is actually paid in full.  Any sale or purchase of securities pursuant to the rights above may be made by or on behalf of any Scotia Entity upon any exchange or market or at a public or private sale upon such terms and in such manner as the Scotia Entities deem advisable, in their commercially reasonable discretion.

Notwithstanding the foregoing, if an Event of Default has occurred, if Customer delivers a notice (a “Default Notice”) to any Scotia Entity (i) stating that an Event of Default has occurred and (ii) requesting a waiver of such Event of Default, then the Scotia Entities shall have twenty (20) Business Days from the date such Default Notice is delivered in which to exercise their rights under Section 13.  If the Scotia Entities have not declared an Event of Default and terminated this Agreement by the twentieth (20th) Business Day following the delivery of the Default Notice, then the Scotia Entities shall be deemed to have waived (i) their rights with respect to the Event of Default identified in the Default Notice and (ii) the occurrence of such Event of Default. The parties hereto agree that any such waiver shall not apply to any subsequent Events of Default whether related to such Event of Default or not.

14.
Set-off Rights.  At any time and from time to time, each Scotia Entity is hereby authorized, at its option and in its discretion, to reduce any Obligation owed by it or any other Scotia Entity to Customer against any Obligations of Customer to the Scotia Entity or to any other Scotia Entity, in each case regardless of whether the Obligation is mature or unmatured, fixed or contingent, liquidated or unliquidated.  Customer expressly waives any requirement of mutuality to allow one Scotia Entity to set off, net or recoup any Obligation owed to Customer by a Scotia Entity against any Obligation of Customer to a different Scotia Entity and Customer agrees that the Scotia Entities may reconcile any such set off, netting or recoupment as they determine.

Any Scotia Entity may estimate in good faith any Obligation that is unascertained, subject to the relevant party accounting to the other when the Obligation is ascertained.  Notwithstanding anything else herein to the contrary, any Obligation of any Scotia Entity to Customer shall be contingent upon Customer’s satisfaction in full of its outstanding Obligations to the Scotia Entities in the aggregate.  The rights granted hereby shall be without prejudice and in addition to any right of set off, combination of accounts, lien or other right to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

15.
Indemnification. Customer agrees that it will indemnify and hold harmless each of the Scotia Entities and any of their employees, officers, or directors (each Scotia Entity, employee, officer, or director, an “Indemnified Person”) against, and shall pay the applicable Indemnified Person on demand, any and all reasonable costs and expenses, damages, losses and liabilities which any Indemnified Person may suffer or incur, as a result, or in connection with, or arising out of (i) this Agreement or any other Contract with any Scotia Entity; (ii) any Transaction; (iii) Customer’s Obligations; (iv) any activities or services of the Indemnified Persons in connection with this Agreement or otherwise; (v) any Indemnified Person acting in reliance upon instructions the Indemnified Person reasonably believes to be transmitted by an Authorized Person; (vi) a breach by Customer of any covenant, representation, or warranty under this Agreement or under any other Contract or with respect to any Obligation; (vii) any Scotia Entity’s enforcement of its rights under this Agreement; and (viii) any claim, action, proceeding, or investigation arising out of or in connection with this Agreement or any Transaction.

 If a demand has been made and Customer has not promptly paid costs due in conformity with the foregoing, Customer authorizes Scotia, on its own behalf or on behalf of any Indemnified Person, to debit any of Customer’s Accounts for any and all costs due in conformity with the foregoing.This indemnity will survive and stay in effect notwithstanding the termination of this Agreement for any reason whatsoever.  The indemnities under this Section 15 shall be separate from and in addition to any other indemnity under any Contract with any Scotia Entity.

This indemnity will not extend to any Indemnified Person insofar as costs, expenses, damages, liabilities and losses result primarily from any act of bad faith, willful default, fraud or gross negligence of any Indemnified Person, nor will it apply to the extent that it would infringe Applicable Law.

16.	Limitation of Liability; Related Matters.

(a)
None of the Scotia Entities, nor any of their respective employees, officers, directors, agents, or counsel, shall be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement except for the bad faith, gross negligence or willful misconduct of the applicable Scotia Entity.  No Scotia Entity shall be liable for any error of judgment made by it in good faith.  The Scotia Entities may consult with legal counsel and any action taken or suffered in good faith in accordance with the prior written advice of such counsel shall be full justification for and protection to them.

(b)
The Scotia Entities may execute any of their duties and exercise their rights under this Agreement by or through agents (which may include affiliates) or employees.  None of the Scotia Entities shall be liable for the acts or omissions of any sub-custodian or other agent (other than any sub-custodian or other agent that is an affiliate of a Scotia Entity) appointed in good faith and selected with reasonable care. All transactions effected with a third party for Customer shall be for the account of Customer and the Scotia Entities shall have no responsibility to Customer or such third party with respect to such transactions.  Nothing in this Agreement shall create, or shall be deemed to create, any third party beneficiary rights in any person or entity (including any investor or adviser of Customer), other than the Scotia Entities

(c)
In no event shall the Scotia Entities be held liable for any loss of any kind caused, directly or indirectly, by government restrictions, exchange or market actions or rulings, suspension of trading, war (whether declared or undeclared), terrorist acts, insurrection, riots, fires, floods, strikes, failure of utility or similar services, accidents, adverse weather or other events of nature (including but not limited to earthquakes, hurricanes, and tornadoes) and any other conditions beyond the Scotia Entities’ control and any event in which any communications network, data processing system, or computer system used by any of the Scotia Entities or Customer or by market participants is rendered wholly or partially inoperable.

(d)	In no event shall the Scotia Entities be held liable for indirect, consequential, exemplary, or punitive damages.

17.	Notices; Communications; Instructions.

(a)	Notices and Communications. Any notices or other communications from Customer to Scotia under this Agreement shall be in writing, addressed to:

Scotia Capital (USA) Inc.
250 Vesey Street, 24th Floor
New York, NY 10281
Attention: US Prime Brokerage Client Services
Telephone: 1-212-225-6613
Fax: 1-212-225-6645

With a copy to:

711 Louisiana Street, Suite 1400
Houston, TX 77002 United States
Attention: Global Prime Finance
Telephone: 713-759-3450
Fax Number: 713-759-3486

And to:

Scotia Plaza, 65th Floor 40 King Street West
Toronto, Ontario, Canada  M5W 2X6
Attention: Managing Director, Global Head of Prime Brokerage Facsimile No: 416-862-3914

(b)	Addresses and Communications to Customer.

(i)	Any notices or other communications from Scotia Entities to Customer under this Agreement shall be written, addressed to:

Eric W. Pinciss, Esq.
U.S. Bancorp Fund Services, LLC
2020 E. Financial Way, Suite 100
Glendora, CA  91741

(ii)
Subject to Section 2 hereof and any other section herein, any notice or other communication to Customer in respect to this Agreement may be given in any manner set forth below (except that service of process may not be given by facsimile transmission or electronic messaging system) to the most recent address or number or in accordance with the most recent electronic messaging system details provided by Customer.  All communications sent to Customer will be deemed delivered to Customer as indicated below:

(A)	if in writing and delivered by messenger, on the date the messenger arrives at Customer’s address as set forth on the signature page of this Agreement;

(B)	if sent by facsimile transmission, on the date that transmission is sent;

(C)	if sent by electronic messaging, on the date that electronic message is sent;

(D)
if posted to the Internet (only in respect of reporting through Scotia’s PrimeOne system), on the date that communication is posted and able to be observed by Customer. For the avoidance of doubt, notices of an Event of Default, margin calls and loan repayments shall not be posted on the Internet;

(E)	if sent by mail, on the earlier of the date received or one Business Day after the communication is sent,

in each case, whether actually received or not.  Failure by Customer to object in writing to any confirmation or statement within three Business Days of delivery shall be deemed evidence, in the absence of manifest error, that such confirmation or statement is complete and correct.

(c)
Instructions.  Notwithstanding anything to the contrary, Customer agrees that the Scotia Entities may rely upon any authorized instructions or any notice, request, waiver, consent, receipt, or other document which the Scotia Entities reasonably believe to be genuine and transmitted by authorized persons.

(d)
Change of Address. Either party may, by notice to the other, change the address, telex or facsimile number or electronic messaging system details at which notices or communications are to be given to it.

18.	Consent to Electronic Delivery. If Customer has consented to electronic delivery of account statements on the signature page of this Agreement:

(a)	Customer understands and agrees that Scotia will only send Customer paper copies of account statements upon Customer’s request.

(b)	Customer agrees that electronic delivery of account statements will be good delivery to Customer and be deemed received by Customer in accordance with Section 17 of this Agreement.

(c)
Customer understands that Customer will not be charged by Scotia for electronic delivery of account statements.  Customer further understands that Customer can obtain paper copies of account statements with no charge at any time by contacting Customer’s client service representative.

(d)
Customer may withdraw Customer’s consent to electronic delivery at any time by contacting Customer’s client service representative.  Customer will not incur any fees by withdrawing its consent to electronic delivery.  Customer’s consent to electronic delivery will be effective until the termination of this Agreement or Customer’s earlier withdrawal of consent.

19.
Scotia Entities Not Providing Advice; Not Fiduciaries.  Customer represents that it is capable of assessing the merits (on its own behalf or through independent professional advice), and understands and accepts, the terms and conditions set forth in this Agreement and any transaction it may undertake with the Scotia Entities.  Customer acknowledges that (a) none of the Scotia Entities is (i) acting as a fiduciary for or an adviser to Customer in respect of this Agreement or any transaction it may undertake with the Scotia Entities; (ii) advising it, performing any analysis, or making any judgment on any matters pertaining to the suitability of any transaction, or (iii) offering any opinion, judgment or other type of information pertaining to the nature, value, potential or suitability of any particular investment or transaction, (b) the Scotia Entities do not guarantee or warrant the accuracy, reliability or timeliness of any information that the Scotia Entities may from time to time provide or make available to Customer, except that any such information shall be provided in good faith; and (c) the Scotia Entities may take positions in financial instruments discussed in the information provided to Customer (which positions may be inconsistent with the information provided) and may execute transactions for themselves or others in those instruments and may provide investment banking and other services to the issuers of those instruments or with respect to those instruments.

Customer agrees that (x) it is solely responsible for monitoring compliance with its own internal restrictions and procedures governing investments, trading limits and manner of authorizing investments, and with the Applicable Law affecting its authority and ability to trade and invest; and (y) in no event shall a Scotia Entity undertake to assess whether a Contract or transaction is appropriate or legal for Customer.

20.	Amendment; Termination; Assignment.

(a)
Amendment.  Scotia may modify the terms of this Agreement at any time upon prior written notice to Customer if such modifications are required in connection with Applicable Law or regulation as determined by Scotia in its good faith discretion. Otherwise, this Agreement may not be waived or modified absent a written instrument signed by authorized representatives of Scotia and the Customer.

(b)
Termination.  If the Committed Lending Agreement has been terminated or the commitment therein has otherwise expired, either Scotia or Customer may terminate this Agreement upon delivery of written notice to the other party, provided that Customer’s termination notice is only effective if (i) it is accompanied by instructions as to the transfer of all property held in the Accounts; and (ii) Customer has satisfied all Obligations.

(c)
Survival.  Sections 2, 3, 5, 10-17, and 19-21and each representation and covenant made under this Agreement shall survive any termination.  Declining to accept certain property as margin in accordance with the terms of this Agreement does not constitute a termination of this Agreement.

(d)
Assignment.  Scotia and any Scotia Entity may assign its rights under this Agreement or any interest in this Agreement or under any other Contract with any Scotia Entity (i) to any Scotia Entity on prior written notice to Customer; (ii) in connection with a sale or transfer of its prime brokerage business, upon thirty (30) days prior written notice to Customer, or (iii) otherwise, with the consent of Customer. Any assignee shall be subject to all obligations of the Scotia Entities hereunder.  Customer may not assign its rights under or any interest in (x) any Contract without the prior written consent of Scotia and each Scotia Entity that is a party to the Contract; or (y) this Agreement, including without limitation Customer’s right to any Close-Out Amount, without the prior written consent of Scotia.  Any attempted assignment in violation of this Agreement shall be null, void, and without effect.

21.	RESOLUTION OF DISPUTES.

(a)
Exclusive Jurisdiction.  With respect to any application for a provisional remedy, any application for judgment on an arbitration award, and with regard to any suit, action, or other proceeding with respect to, based upon, or relating to a Dispute, each party irrevocably (i) submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (located in New York County), or, if such court does not have jurisdiction, the Supreme Court of the State of New York, County of New York (each, the “Court,” as applicable); (ii) waives any objection that it may have at any time to the laying of venue of any proceedings brought in any such Court, waives any claim that such proceedings have been brought in an inconvenient or improper forum and further waives the right to object, with respect to such proceedings, that such Court does not have any jurisdiction over such party; (iii) will not commence any action or proceeding with respect to, based upon, or relating to a Dispute in any other court; (iv) agrees that all claims with respect to, based upon or relating to any Dispute may be heard and determined in such Court; and (v) waives and agrees not to assert any claim of immunity from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to such party or its property.

(b)
Consent to Service of Process.  Notwithstanding any contrary provisions in Section 17, the parties consent to service of process or delivery of any notice with respect to, or based upon or relating to any Dispute, judicial proceeding or arbitration, in each case, by personal delivery, delivery by mail, return receipt requested, delivery by a recognized overnight delivery service and by any other means authorized by Applicable Laws and, if applicable, by the rules governing any Dispute, judicial proceeding or arbitration, addressed, if to a Scotia Entity, as provided in Section 17 of this Agreement, and, if to Customer, to an address contained in the records of Scotia on which Scotia customarily relies.

(c)
Enforcement.  Any judgment or award obtained with respect to a Dispute may be enforced in the courts of any jurisdiction where the party and/or any of its property may be found without re-examination of the matters previously adjudicated or determined, and each party irrevocably submits to the jurisdiction of each such court for such purpose.

(d)
Service of Process.  Customer irrevocably designates and appoints the individual or entity indicated on the signature page hereto as an authorized agent to receive service of process on Customer’s behalf in connection with any Dispute, including with respect to any arbitration or other proceeding, such appointment to continue until Customer appoints a different authorized agent acceptable to Scotia. If for any reason such authorized agent is unable to act as such, Customer will promptly notify Scotia and promptly appoint an authorized agent acceptable to Scotia.

(e)
WAIVER OF JURY TRIAL.  EACH OF CUSTOMER AND Scotia (AND, TO THE EXTENT PERMITTED BY LAW, ON BEHALF OF THEIR RESPECTIVE EQUITY HOLDERS AND CREDITORS) KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE AND ANY RIGHT IT MAY HAVE TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. IN THE EVENT OF DISPUTE, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

22.
Applicable Law; Enforceability.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to any choice of law rules that would result in the application of the law of any other jurisdiction.

The parties hereto further agree that (i) the securities intermediary’s jurisdiction, within the meaning of Section 8‑110(e) of the NYUCC, in respect of any securities account constituting Collateral or to which any Collateral is credited or in which any Collateral is held or carried and in respect of any Collateral consisting of security entitlements; (ii) the bank’s jurisdiction, within the meaning of Section 9‑304(b) of the NYUCC, in respect of any deposit account constituting Collateral, or to which any Collateral is credited or in which any Collateral is held or carried; and (iii) the commodity intermediary’s jurisdiction, within the meaning of Section 9‑305(b) of the NYUCC, in respect of any commodity account constituting Collateral, or to which any Collateral is credited or in which any Collateral is held or carried and in respect of any Collateral consisting of commodity contracts, is the State of New York and agree that none of them has or will enter into any agreement to the contrary.  Customer and Scotia agree that, in respect of any account maintained by Scotia, the law applicable to all the issues specified in Article 2(1) of the “Hague Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary (Hague Securities Convention)” is the law in force in the State of New York and agree that none of them has or will enter into any agreement to the contrary.

23.	General; Miscellaneous.

(a)
No Obligation To Effect or Settle or Accept Particular Assets as Margin.  No Scotia Entity shall be under any obligation to effect or settle or clear any transaction on behalf of Customer.  Without limiting the generality of the foregoing, each Scotia Entity reserves the right to limit the transactions that it will effect or settle or clear on behalf of Customer and has no obligation to continue, extend, renew or “roll-over” any transaction.  The valuation of Collateral and the determination of whether to accept any property as margin shall be entirely within the discretion of the relevant Scotia Entity.

(b)
Payment.   Subject to the Committed Lending Agreement (unless the Committed Lending Agreement has been terminated or the commitment therein has expired), without limiting Customer’s general obligation to pay and perform all of its Obligations, Customer agrees to pay all brokerage commissions, markups or markdowns in connection with the execution of transactions and other fees for custody and other services rendered to Customer as determined by any Scotia Entity.  Customer authorizes any Scotia Entity to pay itself or others for fees, commissions, markups and other charges, expenses and Obligations from any account (including the Accounts) and, upon demand, agrees to pay promptly:

•	such reasonable fees for services as any Scotia Entity may impose from time to time;

•	any losses, reasonable costs or reasonable expenses incurred by such Scotia Entity on Customer’s behalf;

•
interest charges, as such Scotia Entity may impose, with respect to (i) debit balances (in any account, including the Account), (ii) late payments by Customer, and (iii) prepayments (i.e., the crediting of proceeds of sale prior to settlement date or prior to receipt by any Scotia Entity of the item sold in good deliverable forms);

•	such other fees, charges, costs, expenses or the like as are otherwise provided herein; and

•	any costs of collection, including reasonable attorneys’ fees, related to the foregoing.

Customer specifically authorizes any Scotia Entity to charge Customer’s account at any such entity, including the Account, for any such payments owed but acknowledges that, notwithstanding such authorization, the Scotia Entities shall have no obligation to charge Customer’s account for any outstanding payments and that absent such charge being made Customer shall remain obligated to make any such payment and to pay any late fees or interest that may accrue from such failure or delay.

(c)
Application of Payments Received.  Customer specifically authorizes any Scotia Entity to apply any payment received on Customer’s behalf, including interest, dividends, premiums, principal or other payments, to any Obligation to such Scotia Entity or to any other Scotia Entity.

(d)
Procedures and Conditions.  Customer agrees to comply with such procedures, conditions, instructions or other requirements as any Scotia Entity shall impose from time to time with respect to the services to be provided by it.

(e)
No Waiver. No failure or delay in exercising any right, or any partial exercise of a right will operate as a waiver of the full exercise of that right.  The rights provided in the Contracts with the Scotia Entities are cumulative and not exclusive of any rights provided by law.

(f)
Currency Exchange.  The Scotia Entities, acting in a commercially reasonable manner, shall have the right to convert currencies in connection with the effecting of transactions and the exercise of any of their rights hereunder.

(g)
Anti‑Money Laundering.  Customer understands and acknowledges that the Scotia Entities are and will be subject to money laundering statutes, regulations and conventions of the United States or other international jurisdictions, and Customer agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by any Scotia Entity for the purpose of carrying out due diligence as may be required by Applicable Law.  Customer agrees that it will provide the Scotia Entities with such information as any Scotia Entity may reasonably require to comply with applicable anti-money laundering laws or regulations.  Notwithstanding anything herein to the contrary, Customer understands, acknowledges and agrees that to the extent permitted by Applicable Law, any Scotia Entity may provide information, including confidential information, to the Financial Crimes Enforcement Network, a bureau of the U.S. Department of the Treasury, or any other agency or instrumentality of the U.S. Government, or as otherwise required by Applicable Law, in connection with a request for information on behalf of a law enforcement agency investigating terrorist activity or money laundering.

(h)
Money Market Funds.  Customer agrees that with respect to transactions effected in shares of any money market fund and any other transactions listed in Rule 10b‑10(b)(1) under the Securities Exchange Act, any Scotia Entity may provide Customer with a monthly or quarterly written statement pursuant to Rule 10b‑10(b) under the Securities Exchange Act in lieu of an immediate confirmation.

(i)
Truth-in-Lending Statement.  Customer hereby acknowledges receipt of Scotia’s Truth-in-Lending disclosure statement.  Interest will be charged on any debit balances in any accounts in accordance with the methods described in such statement or in any amendment or revision thereto that may be provided to Customer.  Any debit balance that is not paid at the close of an interest period will be added to the opening balance for the next interest period.  Customer acknowledges that this Truth-in-Lending statement shall also be deemed to be the Truth-in-lending disclosure statement of any other Scotia Entity that is a registered U.S. broker-dealer, but only to the extent any such Scotia Entity has not provided Customer with a separate Truth-in-Lending statement.

(j)	Disclosure Notices. Customer hereby acknowledges receipt from Scotia of a copy of this Agreement and acknowledges that it has separately received one or more notices as follows:

•	a notice containing the address and telephone number of the department of Scotia to which any complaints as to Customer’s account may be directed; and

•	a notice concerning Scotia’s payment for order flow practices.

A copy of Scotia’s business continuity plan can be obtained upon written request to scotia.uspb@scotia.com.

(k)
Federal Deposit Insurance Corporation.  Unless explicitly stated otherwise, transactions hereunder and funds held in any account by any Scotia Entity pursuant to this Agreement (i) are not insured by the Federal Deposit Insurance Corporation or the Canadian Deposit Insurance or any government agency, and (ii) involve market and investment risks, including possible loss of the principal amount invested.

(l)
Confidentiality.  Customer agrees that it will neither use the name of any Scotia Entity nor make any disclosure with respect to Customer’s relationship with any Scotia Entity, including in any disclosure document, solicitation, marketing or advertising material or any filing or news release without the prior written consent of the relevant Scotia Entity.

(m)
Recording of Conversations.  Each party is aware that the other party or its service providers may record conversations between any of them or their representatives relating to the matters referred to in this Agreement and neither party has any objection and each hereby agrees to such recording.

(n)
Contingency.  The fulfillment of the Obligations of any Scotia Entity to Customer under any Contract is contingent upon there being no breach, repudiation, misrepresentation or default (however characterized) by Customer which has occurred and is continuing under any Contract.

(o)	Proxy Disclosure. With respect to Collateral, the Scotia Entities are under no obligation to vote or otherwise act in accordance with Customer’s instructions.

(p)
Rule 14b-1(b)(3).  Customer understands Scotia Entities that are registered in the U.S. as broker-dealers are required to disclose to an issuer the name, address, and position of each customer who is a beneficial owner of that issuer’s securities unless such customer objects.  This is done to comply with Rule 14b-1(b)(3) under the Securities Exchange Act.  By checking the 14(b)-1(b)(3) box beside Customer’s signature, Customer requests that such information not be disclosed by any Scotia Entities subject to such rule.

(q)
Background Information; Sharing of Information.  Customer authorizes the Scotia Entities and any agent or service provider to verify and confirm any information that Customer or its agent provides, to obtain reports or other information concerning Customer’s (and its principals’) background, credit standing and business conduct.  Customer also acknowledges that the Scotia Entities share many computer systems and employees and also share information concerning their respective customers for the purpose of monitoring and approving credit, legal, regulatory and underwriting exposures and administration of accounts with and transactions with or through any Scotia Entity.  The Scotia Entities will treat such information pursuant to its policies and procedures designed to protect the confidentiality and security of customer information and to ensure that such information is used only in a manner that is consistent with Applicable Law.

(r)
Communications Technology.  Customer will safeguard any test keys, identification codes or other security devices that any Scotia Entity makes available to Customer, including any of the foregoing used to transmit instructions.  No Scotia Entity will be liable for any loss incurred by Customer arising from any failure or misuse of any electronic or on-line system used to transmit instructions.

(s)
Securities in Deliverable Form.  Customer will deliver all securities (including Collateral consisting of securities) to the Scotia Entities in good deliverable form (failing which, the Scotia Entities have the power to place such securities in good deliverable form) in accordance with the requirements of the primary market or markets for such securities.

(t)
Estimated Price or Indicative Valuation.  Any estimated price or indicative valuation provided to Customer by any Scotia Entity should not be Customer’s primary basis for determining the value of any security, commodity or derivative transaction or in making any investment decision.  Customer hereby agrees that it will not provide any estimated price or indicative valuation (or any part thereof) to any third party without the relevant Scotia Entity’s consent.

(u)
Compliance with Act.  To the extent with respect to any Transaction the Act requires the Scotia Entity be a "bank" as such term is defined in the Act, Scotia and the Customer agree that the Scotia Entity involved in such Transactions shall be a "bank" as such term is defined in the Act.

24.	Agreement.

(a)
This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all oral communications and prior writings with respect hereto.  To the extent this Agreement contains any provision that is inconsistent with provisions in any other Contract or agreement between Customer and any of the Scotia Entities, or of which Customer is a beneficiary, the provisions of this Agreement shall control except if such other Contract explicitly states that it is intended to supersede this Agreement by name, in which case such other Contract shall prevail.

(b)
If any statute or any statutory regulation or any by‑law, rule, regulation, policy or custom of the Regulatory Authorities is enacted, made, amended or otherwise changed with the result that any term or condition of this Agreement is, in whole or in part, invalid, then such term or condition will be deemed to be varied or superseded to the extent necessary to give effect to such statute, regulation, by‑law, rule, policy or custom; provided, however that the parties hereto will then enter into good faith negotiations to attempt to replace such invalid term or condition or give effect to the economic effect thereof.  Any term or condition of this Agreement which notwithstanding any such variation is invalid will not invalidate the remaining terms and conditions hereof.

(c)	This Agreement may be executed in counterparts, each of which will be deemed an original instrument and all of which together will constitute one and the same agreement.

(d)	This Agreement will inure to the benefit of and will be binding upon Scotia and Customer and their respective permitted successors and assigns.

(e)
Whenever this Agreement entitles a Scotia Entity to alternative courses of action, such Scotia Entity shall be entitled to choose any, none or all of such alternative courses of action in its sole unfettered discretion.

(f)
The headings used in this Agreement are for convenience of reference only and shall not in any way affect its interpretation. In this Agreement, where singular is used, it shall include the plural and vice versa.

(g)	Each party in good faith and in a commercially reasonable manner will make performance of all Obligations under this Agreement.

25.
Transitional Arrangements. This Agreement shall, on the date hereof, supersede the Original Agreement in its entirety, except as expressly provided in this Section 25.  On the date hereof, the rights and obligations of the parties evidenced by the Original Agreement shall be evidenced by this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date and year first written above.

By checking this box, Customer requests that Scotia not disclose any information to any issuer pursuant to Rule 14b-1(b)(3).

By checking this box, Customer consents to the electronic delivery of account statements as set forth in Section 17 of this Agreement.

TRUST FOR ADVISED PORTFOLIOS on behalf of its series MILLER OPPORTUNITY TRUST By: /s/ Christopher E. Kashmerick Name: Christopher E. Kashmerick Title: President	THE BANK OF NOVA SCOTIA, ACTING THROUGH ITS HOUSTON BRANCH By: /s/ James Duffy Name: James Duffy Title: Director

Agent Authorized to Receive Service of Process
On behalf of Customer:
Name: U.S. Bancorp Fund Services, LLC